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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Harrah's Entertainment, Inc. on Form S-3 of our reports dated February 28, 2005, relating to the consolidated financial statements and financial statement schedule of Caesars Entertainment, Inc. and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Caesars Entertainment, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 9, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM